Exhibit 99.2

Athenex Provides an Update on its Chongqing API Plant

BUFFALO, N.Y., June 6, 2019 — Athenex, Inc. (Nasdaq: ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer, today announced that its active pharmaceutical ingredient (API) plant in Chongqing, China has voluntarily suspended production activities. The voluntary temporary suspension occurred last month, and the Company expects to have a resolution by the end of the third quarter of 2019, subject to inspection and evaluation by the Department of Emergency Management of Chongqing. This voluntary action came after tragic accidents at other chemical plants in March and April 2019 in certain provinces of China that led to industry-wide plant inspections focused on production safety. Athenex believes that this self-imposed action demonstrates the Company’s good faith in working with the Department of Emergency Management of Chongqing and that the Company takes work safety very seriously.

The Company has communicated its decision to voluntarily suspend production to its customers. The Company plans to continue selling existing API inventories through at least the third quarter of this year. The Company believes that it has sufficient API inventory for all ongoing and near term planned clinical studies, and for its registration activities for late-stage clinical products. In addition, the Company is in the process of working with its secondary suppliers and securing additional suppliers subject to its needs, as part of normal course supply chain activities. The build-out of the new API plant in Chongqing is near completion and the plant is expected to commence operations in the first half of 2020. Athenex re-affirms its product sales guidance of a 25% to 30% increase in 2019 from the product sales revenue of $56.4 million reported in 2018.

The decision to voluntarily suspend production activities at the API plant was made to ease concerns from the Department of Emergency Management of Chongqing, which has been evaluating the safety of all chemical and other plants in the region after the recent tragic accidents at other plants in the region. The Company believes the API plant has been in compliance from a safety and regulatory perspective. The Company will continue to work closely with the department and aims to conclude the inspection as soon as practicable.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery, development and commercialization of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. The Company’s current clinical pipeline is derived from four different platform technologies: (1) Orascovery, based on non-absorbed P-glycoprotein inhibitor, (2) Src kinase inhibition, (3) T-cell receptor-engineered T-cells (TCR-T), and (4) Arginine deprivation therapy. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan; and multiple locations in Chongqing, China. For more information, please visit www.athenex.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. These forward-looking statements are typically identified by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the development stage of our primary clinical candidates and related risks involved in drug development, clinical trials, regulation, manufacturing and commercialization; our reliance on third parties for success in certain areas of Athenex’s business; our history of operating losses and need to raise additional capital to continue as a going concern; competition; intellectual property risks; risks relating to doing business in China; the uncertain impact of inspections to be performed by the Department of Emergency Management of Chongqing on the production of API in our Chongqing plant and our business generally; and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. All information provided in this release is as of the date hereof and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

CONTACTS

Investor Relations:

Tim McCarthy

Managing Director, LifeSci Advisors, LLC

Tel: +1 716-427-2952

Direct: +1 212-915-2564

Athenex, Inc.:

Randoll Sze

Chief Financial Officer

Email: randollsze@athenex.com

Jacqueline Li

Corporate Development and Investor Relations

Email: jacquelineli@athenex.com